Exhibit 13(a)(4)(ii) – Letter from PricewaterhouseCoopers LLP

November 23, 2021

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by American Century Target Maturities Trust (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 13(a)(4) of Form N-CSR of American Century Target Maturities Trust dated November 23, 2021. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Kansas City, Missouri

Attachment

Attachment

Exhibit 13(a)(4)(i) – Change in Registrant’s Independent Public Accountant

On September 24, 2021, the fund’s Audit and Compliance Committee and Board of Trustees approved a change to the fund’s independent registered public accountant. PricewaterhouseCoopers LLP was dismissed and Deloitte & Touche LLP was appointed as the independent registered public accounting firm for the fiscal year ending September 30, 2022.

During the fiscal years ended September 30, 2020 and September 30, 2021, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to their satisfaction would have caused them to make reference to the subject matter of the disagreements in connection with their reports or reportable events, as such term is described in Item 304(a)(1) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The audit reports of PricewaterhouseCoopers LLP on the financial statements of the fund for the fiscal years ended September 30, 2020 and September 30, 2021, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended September 30, 2020 and September 30, 2021, neither the fund, nor anyone on its behalf, consulted with Deloitte & Touche LLP, on behalf of the fund, regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on the fund’s financial statements, or any matter that was either the subject of a disagreement or a reportable event, as such terms are described in Item 304(a)(1) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

The fund requested that PricewaterhouseCoopers LLP furnish it with a letter addressed to the Securities and Exchange Commission stating whether PricewaterhouseCoopers LLP agrees with the statements contained above. A copy of the letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission is filed as an exhibit hereto.